Exhibit 99.1

Watsco Reports Second Quarter Results

EPS 61 Cents Per Share on an Adjusted Basis;

Expanded Sales Mix of High-Efficiency A/C Systems

COCONUT GROVE, Florida — (BUSINESS WIRE), July 23, 2009 — Watsco, Inc. (NYSE:WSO) today reported its results for the second quarter and for the six-months ended June 30, 2009. On July 1, 2009, Watsco completed a transaction with Carrier Corporation to form a joint venture named Carrier Enterprise LLC. Carrier Enterprise operates 110 locations in 20 states and Puerto Rico, Latin America and the Caribbean serving over 19,000 air conditioning and heating contractors. Watsco’s consolidated revenues on a pro forma basis were $3 billion in 2008. Carrier Enterprise will be included in Watsco’s consolidated financial results for the remainder of 2009.

Second Quarter Results

Revenues were $405 million, a 21% decline over 2008, including a 15% decrease in the sale of air conditioning and heating (HVAC) equipment (49% of sales), a 28% decrease in other HVAC products (38% of sales) and a 15% decrease in the sale of refrigeration products (13% of sales).

Revenues reflect a richer sales mix of high-efficiency air conditioning systems offset by lower unit demand due to economic conditions, new housing declines and a late start to the cooling season. Results also reflect lower pricing for certain commodity products and notable weakness in the Company’s western operations. The combination of these two factors impacted sales by $46 million, or 44% of the quarter’s overall sales decline, and affected diluted earnings per share by approximately 28 cents for the quarter.

Gross profit was $101 million and gross profit margin was 24.9%. Gross profit margin includes a 53 basis-point impact from lower margins on certain commodity based products and a 19 basis-point impact due to a shift in sales mix toward HVAC equipment, which traditionally generates a lower gross profit margin versus non–equipment products. Selling margins for HVAC equipment increased 10 basis-points during the quarter, reflecting the richer sales mix of high-efficiency air conditioning systems.

Second quarter results include $1.1 million of costs related to the Carrier Enterprise transaction, which are included in selling, general and administrative (SG&A) expenses in accordance with SFAS No. 141R. Excluding these transaction costs, SG&A expenses were $73.6 million, a decline of $15.1 million or 17% versus last year. Operating income was $26.3 million with operating margin of 6.5%. Interest expense declined 11% to $.3 million on 36% lower average daily borrowings.

The Company adopted FSP EITF 03-06-1 in 2009, an accounting pronouncement that changes the computation of earnings per share as it relates to non-vested share-based payment awards. Adjusted earnings per share were 61 cents on a diluted basis, excluding transaction costs and the impact of FSP EITF 03-06-1. Earnings per share on a GAAP basis were 56 cents per diluted share and net income was $16.3 million as compared to 90 cents per diluted share and net income of $26.1 million in 2008.

Albert H. Nahmad, Watsco’s President & Chief Executive Officer, stated, “We are pleased to see the continued trend toward high-efficiency and environmentally-friendly air conditioning systems, especially in this current economic backdrop. We experienced higher unit sales, increased pricing and higher selling margins in this product category, representing 26% of this quarter’s unitary equipment sales. This speaks well of their acceptance and benefits offered to homeowners. Short-term, trends in the third quarter reflect somewhat better business conditions due in part to this improvement in sales mix and long-term, we expect movement toward high-efficiency to accelerate once market conditions for replacement air conditioning normalize to historical levels and pent-up demand begins to unwind.”

Mr. Nahmad added, “Watsco’s on-going profit enhancement initiatives also accelerated during the quarter, and we will continue our vigilant response to general market conditions. We are also optimistic about the growth opportunities provided by the Carrier Enterprise joint venture as it adds substantially more locations, customers, markets and products to our Company.”

First Half 2009 Results

Revenues were $696 million, a 22% decline over 2008, including an 18% decrease in the sale of air conditioning and heating equipment (46% of sales), a 27% decrease in other HVAC products (41% of sales) and a 16% decrease in the sale of refrigeration products (13% of sales). Factors related to commodity products and the western markets impacted sales by $83 million, or 43%, of the sales decline during the first half of 2009 and affected diluted earnings per share by approximately 50 cents.

Gross profit was $175 million and gross profit margin was 25.2%, and also reflects the shift in sales mix toward air conditioning and heating equipment. Gross profit margin was relatively flat for the first half of 2009, excluding the effect of certain commodity-based products, which impacted margins by 55 basis-points. Selling margins for air conditioning and heating equipment improved by 20 basis-points during the first half of 2009, reflecting the richer sales mix of high-efficiency air conditioning systems.

Excluding $1.3 million in transaction costs, SG&A expenses were $149.2 million, a decline of $24.8 million or 14% versus last year. Operating income was $24.7 million with operating margin of 3.6%. Interest expense declined 32% to $.7 million on 51% lower average daily borrowings. Earnings per share as adjusted were 57 cents on a diluted basis. Earnings per share on a GAAP basis were 52 cents per diluted share and net income was $15.1 million as compared to $1.17 per diluted share and net income of $33.7 million in 2008.

Cash Flow and Dividends

During the first half of 2009, Watsco generated $27.6 million of operating cash flow. Over the last 12 months, operating cash flow was $94.1 million (approximately $3.46 per diluted share) and free cash flow (operating cash flow less net capital expenditures) was $90.5 million. Dividends of $26.5 million were paid during the first half of 2009, an increase of 11% over 2008. The current quarter dividend rate was raised 7% to 48 cents per share in April 2009. Watsco has paid dividends every quarter for over 30 years, and more recently has established a consistent track record of paying increasing dividends.

Mr. Nahmad added, “Once again we produced strong cash flow and our balance sheet remains in pristine condition. We are also happy shareholders continue to meaningfully participate through increasing dividends. Since 2000, our cumulative operating cash flow was approximately $650 million compared to net earnings of approximately $450 million, surpassing by far our stated goal of generating cash flow greater than net income.”

Conference Call

Watsco is hosting a conference call to discuss its second quarter earnings results today at 10:00 a.m. (EDT). The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the web-cast, you may listen via telephone. The dial-in number is (866) 740-9405. Please call five to ten minutes prior to the scheduled start time as the number of telephone connections is limited.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC/R industry, currently operating 505 locations serving over 50,000 customers in 34 states, Puerto Rico, Latin America and the Caribbean. The Company’s goal is to build a network of locations that provide the finest service and product availability for HVAC/R contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

Use of Non-GAAP Financial Information

In this release, the Company discloses pro forma or non-GAAP measures of diluted earnings per share and free cash flow. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as diluted earnings per share and operating cash flow. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues	$404,971	$509,822	$696,314	$890,221
Cost of sales	303,986	378,762	521,095	661,157

Gross profit	100,985	131,060	175,219	229,064
Gross profit margin	24.9%	25.7%	25.2%	25.7%

SG&A expenses	74,691	88,734	150,487	173,912

Operating income	26,294	42,326	24,732	55,152
Operating margin	6.5%	8.3%	3.6%	6.2%

Interest expense, net	344	387	672	982

Income before income taxes	25,950	41,939	24,060	54,170
Income taxes	9,668	15,889	8,950	20,476

Net income	$16,282	$26,050	$15,110	$33,694

Earnings per share for Common and Class B common stock:
Basic	$0.57	$0.92	$0.53	$1.20

Diluted	$0.56	$0.90	$0.52	$1.17

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)
Cash and cash equivalents	$45,303	$41,444
Accounts receivable, net	176,429	151,317
Inventories	266,119	250,914
Other	12,381	13,028

Total current assets	500,232	456,703

Property and equipment, net	22,538	24,209
Other	239,814	235,149

Total assets	$762,584	$716,061

Accounts payable and accrued expenses	$152,072	$107,556
Current portion of long-term obligations	230	268

Total current liabilities	152,302	107,824

Borrowings under revolving credit agreement	20,000	20,000
Deferred income taxes and other liabilities	19,173	17,577

Total liabilities	191,475	145,401

Shareholders’ equity	571,109	570,660

Total liabilities and shareholders’ equity	$762,584	$716,061

WATSCO, INC.

Supplemental Data

Reconciliation of GAAP Financial Results to Non-GAAP Measures

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Diluted earnings per share (GAAP)	$0.56	$0.90	$0.52	$1.17
Effect of transaction costs	0.03	—	0.03	—
Effect of FSP EITF 03-6-01	0.02	0.04	0.02	0.05

Diluted earnings per share (Non-GAAP)	$0.61	$0.94	$0.57	$1.22